EXHIBIT 99.1

S&W Announces Record Results for the Third Quarter of Fiscal 2015

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FRESNO, California - May 14, 2015 - S&W Seed Company (Nasdaq: SANW) today announced financial results for the third quarter of its fiscal year 2015 ended March 31, 2015.

Third Quarter Financial Highlights:

  Record quarterly revenue of $30.5 million compared to $8.1 million in the comparable quarter of fiscal 2014;

  Gross margins improved to 23.3% compared to 20.3% for the third quarter of fiscal 2014, and up from adjusted gross margins of 16.2% in the second quarter of fiscal 2015;

  Record quarterly Adjusted EBITDA (see Table B) of $4.6 million compared to a loss of $(0.0) million in the third quarter of fiscal 2014;

  Adjusted EBITDA margins improved to 15.0% during the third quarter of fiscal 2015;

  Adjusted non-GAAP net income (see Table A) of $2.0 million for the third quarter of fiscal 2015 versus a loss of $(0.4) million in the year ago period;

  Adjusted Non-GAAP EPS (see Table A) for the third quarter was $0.16 per diluted share compared to $(0.03) per diluted share in the third quarter of fiscal 2014;

  Completed the sale of California farmland for $7.1 million; proceeds used to pay-off the existing $2.2 million mortgage on the farmland and the remaining proceeds towards the prepayment of $5.0 million of the convertible debentures recently issued to fund our acquisition of alfalfa seed production and research assets from DuPont Pioneer; and

  For the fiscal year ending June 30, 2015, S&W expects to report record annual revenue of approximately $79 to $82 million.

Quarterly Results

For the third quarter of fiscal year 2015 ended March 31, 2015, S&W reported record revenue of $30.5 million compared to $8.1 million in the comparable period of the prior year. The increase in revenue was primarily attributable to sales under the Company's distribution and production agreements with DuPont Pioneer.

Gross margins during the third quarter of fiscal 2015 were 23.3% compared to gross margins of 20.3% in the third quarter of fiscal 2014 and adjusted gross margins of 16.2% in the second quarter of fiscal 2015. The increase in gross profit margins resulted from higher margins from the sale of dormant alfalfa seed lines acquired from DuPont Pioneer and the benefits of the Company's on-going optimization program. While there will continue to be quarterly fluctuations in gross profit margins based on product sales mix, the Company continues to anticipate strong gross margins as a result of a number of initiatives the Company is deploying, as well as pricing improvement in the alfalfa seed market, especially within certain key markets.

Adjusted selling, general and administrative expenses for the third quarter of fiscal 2015, excluding non-recurring one-time transaction expenses associated with the Pioneer alfalfa acquisition, totaled $2.1 million compared to $1.7 million for the comparable period in fiscal 2014. SG&A expenses for the quarter included $111,000 of non-recurring transaction expenses associated with the Pioneer alfalfa acquisition. The increase in SG&A expenses was primarily due to the addition of SG&A activities associated with the acquired DuPont Pioneer operations.

Adjusted non-GAAP net income (see Table A) for the third quarter of fiscal 2015, excluding non-recurring one-time transaction expenses for the Pioneer alfalfa acquisition, as well as amortization of debt discount, and change in derivative warrant liabilities associated with the convertible debentures and warrants issued to fund the acquisition, was $2.0 million, or $0.16 per basic and diluted share, compared to $(0.4) million, or $(0.03) per basic and diluted share, in the third quarter of fiscal 2014. GAAP net loss for the third quarter of fiscal 2015 was $(0.5) million, or $(0.04) per basic and diluted share.

Adjusted EBITDA, a non-GAAP metric (see Table B), for the third quarter of fiscal 2015 was $4.6 million compared to Adjusted EBITDA of $(0.0) million in the third quarter of fiscal 2014.

Outlook
Based upon the evaluation of information currently available to management, the Company expects to generate revenue of approximately $79 to $82 million for the fiscal year 2015 ending June 30, 2015.

Management Discussion
Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "Our hard work and dedication to create the world's largest and most diversified alfalfa seed company is beginning to produce the results we expected when we began implementing our strategy. During the quarter, we reported record quarterly revenues, record quarterly adjusted EBITDA, record adjusted earnings per share, and showed strong improvement in our adjusted EBITDA and gross margins. We have diversified our business to become less dependent on any one geographic region for our sales or seed production needs, which we believe will make us less sensitive to localized market conditions such as the current water access issues facing the San Joaquin Valley of California. For example, this year we expect less than 2% of our sales, and approximately 10% of our global seed production and sourcing, to come from the San Joaquin Valley of California. It is this foresight that is positioning S&W to take advantage of a strengthening alfalfa seed market, especially in certain key regions. We look forward to capitalizing on these strategic decisions made over the last number of years to meet the expanding desire for increased protein

Matthew Szot, chief financial officer of S&W Seed Company, commented, "Our quarterly results demonstrated the immediate impact of our Pioneer transaction - significantly increased revenue, improved margins, and improved adjusted EBITDA. In addition to our new sales to DuPont Pioneer, we are seeing an increase in sales orders from the Middle East and North Africa as demand strengthens. Sales of higher margin dormant alfalfa seed, improved pricing in certain key regions, and the execution of our optimization program have driven gross margins higher. Our increased scale following the Pioneer transaction is allowing us to further leverage our operating infrastructure to drive improved operating performance. While we will continue to experience fluctuations based on local market conditions, we expect that the expanded scale and scope of our operations will provide a greater level of consistency and predictability to our results."

Mr. Szot continued, "We used the proceeds of the sale of California farmland to prepay $5.0 million of our convertible debentures associated with the Pioneer alfalfa seed acquisition, reducing interest expense and potential dilution associated with the debentures. We also continue to effectively manage our inventory levels, receivables, and grower payables to meet the revenue and growth expectations we have for the remainder of fiscal 2015 and beyond."

Mr. Grewal concluded, "The third quarter was a transformational quarter for S&W Seed Company that shows the strong capabilities of a uniquely diversified and integrated alfalfa seed company. We have the largest and most diversified alfalfa seed production capabilities in the world, the broadest array of product offerings, a large and established network of distributors, and an integrated research and development program that is focused on bringing next generation products to market. We have significantly expanded the company from what it was five years ago and believe that we now have positioned it to drive revenue growth, enhance operational efficiencies, improve predictability and consistency of revenues, and produce strong profitability and cash flows. I am pleased with the progress made and look forward to continued progress in the coming years."

Conference Call

S&W Seed Company has scheduled a conference call for today, Thursday, May 14, 2015, at 4:30pm ET (1:30pm PT) to review the results of its most recent quarter. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10064918. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors for 30 days.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company has provided the following non-GAAP financial measures in this release and the accompanying tables: adjusted gross profit, adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share. S&W uses these non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of its operating performance and liquidity and believes they are useful to investors as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of S&W's business. However, these measures are not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of these measures to the most applicable financial measures under GAAP, see Table A and Table B included in the tables accompanying this release.

In order to calculate these non-GAAP financial measures, the Company makes targeted adjustments to certain GAAP financial line items found on its Consolidated Statement of Operations, backing out non-recurring or unique items or items that otherwise distort the underlying results and trends of the ongoing business. We have excluded the following items from one or more of our non-GAAP financial measures for the periods presented:

Cost of revenue. We exclude a portion of cost of revenue representing losses incurred in connection with the farming of various non-seed crops, including hay, sorghum and triticale. These amounts are non-recurring and unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Selling, general and administrative expenses. We exclude a portion of SG&A expense for non-recurring one-time transaction expenses related to the acquisition and financing. Acquisition-related expenses include transaction fees, due diligence costs and other one-time direct costs associated with our acquisition completed on December 31, 2014. These amounts are unrelated to our core performance during any particular period and are impacted by the timing of the acquisition. We exclude acquisition-related expenses to provide investors a method to compare our operating results to prior periods and to peer companies because such amounts can vary significantly based on the frequency of acquisitions and magnitude of acquisition expenses.

Impairment charges. We exclude the impairment charge of $500,000 attributable to the unrecovered stand establishment and growing crop costs that were incurred on the farmland sold in March 2015. These amounts are non-recurring charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Interest expense - amortization of debt discount. Amortization of debt discount and issuance costs are related to our Convertible Debentures and warrants issued in December 2014. These amounts are non-cash charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Changes in derivative warrant liabilities. Change in derivative warrant liabilities are related to the change in fair value of the warrants issued in conjunction with our Convertible Debentures issued in December 2014. These amounts are non-cash charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Non-GAAP Tax Rate. The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the excluded tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:

Adjusted gross profit is a non-GAAP financial measure that S&W has calculated by deducting losses of approximately $266,000 incurred in connection with the farming of various non-seed crops, including hay, sorghum and triticale, primarily utilized for land reclamation in preparation for isolating GMO production fields. These amounts are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net income (loss) and non-GAAP earnings (loss) per share. S&W defines non-GAAP net income (loss) as net income (loss) less non-recurring costs associated with acquisitions, impairment charges attributable to the unrecovered stand establishment and growing crop costs, as well as non-cash interest expense related to the amortization of debt discount and changes in derivative warrant liabilities associated with the Convertible Debentures and warrants issued to fund the acquisition. However, in order to provide a complete picture of its recurring core business operating results, the Company also excludes from non-GAAP net income the tax effects of these adjustments. The Company used an effective tax rate that it believes would be applied had our income reached the non-GAAP levels represented to calculate non-GAAP net income (loss) for the presented periods. Investors need to recognize that the effects to tax rates are made by management's best estimates. The Company believes that these non-GAAP financial measures provide useful supplemental information for evaluating its operating performance.

Adjusted EBITDA is a non-GAAP financial measure that S&W defines as adjusted non-GAAP net income (loss), adjusted to exclude depreciation, amortization of intangibles, non-cash stock-based compensation, foreign currency losses (gains), interest expense, including cash interest expense associated with the convertible debentures and provision for income taxes (benefit). The Company believes that the use of adjusted EBITDA is useful to investors and other users of its financial statements in evaluating the Company's operating performance because it provides them with an additional tool to compare business performance across companies and across periods. The Company uses adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of its performance, for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning the Company's financial performance. Management does not place undue reliance on adjusted EBITDA as its only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in Fresno, California. The Company's vision is to be the world's preferred proprietary seed company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia, and three provinces in Canada, and S&W sells its seed products in more than 25 countries around the globe.  Additionally, the Company is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Forward-looking statements in this release include, but are not limited to, statements concerning annual revenue for the fiscal year ending June 30, 2015, strong gross margins, diversification of our business, a strengthening alfalfa seed market, and increasing orders from the Middle East and Northern Africa. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, our Registration Statement on Form S-3 filed on January 30, 2015 and any amendment or supplements thereto, our Quarterly Report on Form 10-Q for the six months ended December 31, 2014, and in other filings subsequently made by the Company with the Securities and Exchange Commission. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Table A

S&W SEED COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2015			2014	2015			2014

		NON-GAAP				Non-GAAP
	GAAP	Adjustments	Adjusted	GAAP	GAAP	Adjustments	Adjusted	GAAP

Revenue	$30,527,798	-	$30,527,798	$8,130,725	$52,485,798	-	$52,485,798	$31,969,509

Cost of revenue	23,410,046	-	23,410,046	6,482,693	42,093,045	(265,890)	41,827,155	25,636,066

Gross profit	7,117,752	-	7,117,752	1,648,032	10,392,753	(265,890)	10,658,643	6,333,443

Operating expenses
Selling, general and administrative expenses	2,260,978	(111,106)	2,149,872	1,722,394	7,040,906	(1,256,170)	5,784,736	4,787,638
Research and development expenses	611,688	-	611,688	167,171	1,052,226	-	1,052,226	647,260
Depreciation and amortization	580,365	-	580,365	315,381	1,210,676	-	1,210,676	947,169
Impairment charges	-	-	-	-	500,198	(500,198)	-	-
Disposal of property, plant and equipment loss (gain)	24,646	-	24,646	(6,897)	24,646	-	24,646	(6,897)

Total operating expenses	3,477,677	(111,106)	3,366,571	2,198,049	9,828,652	(1,756,368)	8,072,284	6,375,170

Income (loss) from operations	3,640,075	(111,106)	3,751,181	(550,017)	564,101	(2,022,258)	2,586,359	(41,727)

Other expense
Foreign currency loss (gain)	33,503	-	33,503	(11,217)	116,392	-	116,392	(41,415)
Change in derivative warrant liabilities	1,082,000	(1,082,000)	-	-	1,082,000	(1,082,000)	-	-
Interest expense - amortization of debt discount	2,020,472	(2,020,472)	-	12,894	2,046,615	(2,046,615)	-	38,473
Interest expense - convertible debt and other	728,957	-	728,957	136,358	1,137,208	-	1,137,208	390,904

Income (loss) before income tax expense (benefit)	(224,857)	(3,213,578)	2,988,721	(688,052)	(3,818,114)	(5,150,873)	1,332,759	(429,689)
Provision (benefit) for income taxes	244,471	702,954	947,425	(289,458)	(931,808)	1,328,970	397,162	(182,436)
Net income (loss)	$(469,328)	(3,916,532)	$2,041,296	$(398,594)	$(2,886,306)	(6,479,843)	$935,597	$(247,253)

Net income (loss) per common share:
Basic	$(0.04)		$0.16	$(0.03)	$(0.24)		$0.08	$(0.02)
Diluted	$(0.04)		$0.16	$(0.03)	$(0.24)		$0.08	$(0.02)

Weighted average number of common shares outstanding:
Basic	13,166,004		13,166,004	11,559,022	12,179,184		12,179,184	11,561,346
Diluted	13,166,004		13,166,004	11,559,022	12,179,184		12,179,184	11,561,346

Table B

S&W SEED COMPANY
ITEMIZED RECONCILIATION BETWEEN NET LOSS AND NON-GAAP ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net loss	$(469,328)	$(398,594)	$(2,886,306)	$(247,253)

Non-recurring cost of revenue charges	-	-	265,890	-

Non-recurring acquisition related expenses	111,106	-	1,256,170	-

Depreciation and amortization	580,365	315,381	1,210,676	947,169

Impairment charges	-	-	500,198	-

Non-cash stock based compensation	233,848	215,108	680,923	652,603

Foreign currency (gain) loss	33,503	(11,217)	116,392	(41,415)

Change in derivative warrant liabilities	1,082,000	-	1,082,000	-

Interest expense - amortization of debt discount	2,020,472	12,894	2,046,615	38,473

Interest expense - convertible debt and other	728,957	136,358	1,137,208	390,904

Provision (benefit) for income taxes	244,471	(289,458)	(931,808)	(182,436)

Non-GAAP Adjusted EBITDA	$4,565,394	$(19,528)	$4,477,958	$1,558,045

S&W SEED COMPANY
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	June 30,
	2015	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,636,163	$1,167,503
Accounts receivable, net	14,584,207	24,255,596
Inventories, net	36,467,212	28,485,584
Prepaid expenses and other current assets	970,791	230,907
Deferred tax asset	1,283,420	1,300,665
TOTAL CURRENT ASSETS	55,941,793	55,440,255

Property, plant and equipment, net	11,151,343	10,356,809
Intangibles, net	33,932,792	14,590,771
Goodwill	14,757,466	4,939,462
Crop production costs, net	1,081,954	1,952,100
Deferred tax asset	2,571,375	1,666,488
Other assets	359,507	354,524
TOTAL ASSETS	$119,796,230	$89,300,409

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$12,484,057	$15,026,669
Accounts payable - related parties	2,744,823	1,053,874
Accrued expenses and other current liabilities	1,080,450	818,730
Foreign exchange contract liabilities	25,032	-
Lines of credit	14,025,707	15,888,640
Current portion of long-term debt	108,929	267,764
Current portion of convertible debt, net	8,379,310	-
TOTAL CURRENT LIABILITIES	38,848,308	33,055,677

Non-compete payment obligation, less current portion	100,000	150,000
Contingent consideration obligation	2,200,000	-
Long-term debt, less current portion	12,608,036	4,452,631
Convertible debt, net, less current portion	8,850,566	-
Derivative warrant liabilities	5,944,000	-
Other non-current liabilities	110,089	127,866

TOTAL LIABILITIES	68,660,999	37,786,174

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
13,271,426 issued and 13,246,426 outstanding at March 31, 2015;
11,665,093 issued and 11,640,093 outstanding at June 30, 2014	13,272	11,666
Treasury stock, at cost, 25,000 shares at March 31, 2015 and at June 30, 2014	(134,196)	(134,196)
Additional paid-in capital	60,988,549	55,121,876
Accumulated deficit	(4,702,650)	(1,816,344)
Other comprehensive loss	(5,029,744)	(1,668,767)
TOTAL STOCKHOLDERS' EQUITY	51,135,231	51,514,235
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$119,796,230	$89,300,409

S&W SEED COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
	March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,886,306)	$(247,253)
Adjustments to reconcile net loss from operating activities to net cash provided by (used) in operating activities
Stock-based compensation	680,923	652,603
Change in allowance for doubtful accounts	17,264	10,445
Impairment charges	500,198	-
Depreciation and amortization	1,296,464	947,169
Loss (gain) on disposal of property, plant and equipment	24,646	(6,897)
Change in deferred tax asset	(904,887)	(498,889)
Change in foreign exchange contracts	27,873	(662,704)
Change in derivative warrant liabilities	1,082,000	-
Amortization of debt discount	2,046,615	38,473
Changes in operating assets and liabilities:
Accounts receivable	8,167,899	1,654,779
Inventories	10,179,531	(5,713,554)
Prepaid expenses and other current assets	(546,449)	(757,992)
Crop production costs	249,005	(936,621)
Accounts payable	(12,595,681)	(6,633,565)
Accounts payable - related parties	1,768,819	(209,680)
Accrued expenses and other current liabilities	229,212	(860,124)
Other non-current liabilities	6,358	(104,797)
Net cash provided by (used in) operating activities	9,343,484	(13,328,607)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(1,034,183)	(314,148)
Proceeds from disposal of property, plant and equipment	7,100,000	24,832
Acquisition of business	(36,688,881)	-
Investment in Bioceres	(4,982)	(351,899)
Net cash used in investing activities	(30,628,046)	(641,215)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common stock	4,169,025	-
Proceeds from exercise of common stock options	1,080,000	-
Common stock repurchased	-	(134,196)
Taxes paid related to net share settlements of stock-based compensation awards	(61,669)	(206,571)
Borrowings and repayments on lines of credit, net	(715,779)	5,050,874
Proceeds from sale of convertible debt and warrants	27,000,000	-
Borrowings of long-term debt	493,956	-
Debt issuance costs	(1,915,417)	-
Repayments of convertible debt	(5,000,000)	-
Repayments of long-term debt	(2,486,358)	(719,586)
Net cash provided by financing activities	22,563,758	3,990,521

EFFECT OF EXCHANGE RATE CHANGES ON CASH	189,464	(137,934)

NET INCREASE (DECREASE) IN CASH	1,468,660	(10,117,235)

CASH AND CASH EQUIVALENTS, beginning of the period	1,167,503	11,781,074

CASH AND CASH EQUIVALENTS, end of period	$2,636,163	$1,663,839